As filed with the Securities and Exchange Commission on June 27 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

NRG ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-1724239

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

211 Carnegie Center
Princeton, NJ	08540

(Address of principal executive offices)	(Zip Code)

NRG ENERGY, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

J. Andrew Murphy
Executive Vice President and General Counsel
NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount to	Maximum	Maximum
Securities to be	be	Offering Price	Aggregate
Registered	Registered	Per Share(1)	Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	500,000	$43.52	$21,760,000	$856

(1)	Estimated pursuant to Rule 457(h) solely for the purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices of the Registrant’s common stock as reported on the New York Stock Exchange on June 25, 2008.

PART I
     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended.
PART II
Item 3. Incorporation of Documents by Reference.
               The documents listed in clauses 1 through 5 below are incorporated herein by this reference thereto, and all documents subsequently filed (other than respective filings or portions of filings that are furnished, under applicable Securities and Exchange Commission (“SEC”) rules, rather than filed) by NRG Energy, Inc. (the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this registration statement and to be a part hereof from the date of filing of such documents:
1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 28, 2008;

2.	Current Reports on Form 8-K, filed with the SEC on March 25, 2008, April 7, 2008, and May 22, 2008;

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 1, 2008;

4.	Proxy Statement, dated April 2, 2008, for the Registrant’s 2008 annual meeting of stockholders, filed with the SEC on April 2, 2008; and

5.	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on December 10, 2003, as amended by Form 8-A/A filed on March 22, 2004.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Registrant by J. Andrew Murphy, Executive Vice President and General Counsel for the Registrant. Mr. Murphy is eligible to participate in the NRG Energy, Inc. Employee Stock Purchase Plan and as of June 25, 2008, Mr. Murphy held options to purchase 28,132 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
Delaware General Corporation Law
     Section 145(a) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     Section 145(b) of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
NRG Energy, Inc. Amended and Restated Certificate of Incorporation and By-laws
     The Amended and Restated Certificate of Incorporation of the Registrant provides, to the fullest extent permitted by Delaware law and except as otherwise provided in its by-laws, no director of the Registrant shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty. Furthermore, the Amended and Restated By-laws of the Registrant provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or a wholly owned subsidiary of the Registrant or, while a director or officer of the Registrant or a wholly owned subsidiary of the Registrant, is or was serving at the request of the Registrant or a wholly owned subsidiary of the Registrant as a director, officer, employee, partner, member, manager, trustee, fiduciary or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise, including service with respect to an employee benefit plan (an “indemnitee”), shall be indemnified and held harmless by the Registrant to the fullest extent authorized by Delaware Law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith, and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee, partner, member, manager, trustee, fiduciary or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. This right of indemnification includes our obligation to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.
     The Amended and Restated By-laws of the Registrant also permits the Registrant to purchase and maintain insurance on its own behalf and on behalf of any other person who is or was a director, officer, employee or agent of the Registrant or a subsidiary of the Registrant or was serving at request of the Registrant or a subsidiary of the Registrant.

Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
               The following is a list of exhibits filed as part of the registration statement:
3.1	Amended and Restated Certificate of Incorporation of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on May 24, 2005.

3.2	Amended and Restated Bylaws of NRG Energy, Inc., incorporated by reference to Exhibit 3.2 of NRG Energy, Inc.’s Annual Report on Form 10-K filed on February 28, 2008.

4	NRG Energy, Inc. Employee Stock Purchase Plan, incorporated by reference to Appendix A of NRG Energy, Inc.’s Proxy Statement on Schedule 14A filed on April 2, 2008.

5	Opinion of General Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of General Counsel (contained in Exhibit No. 5).

24	Power of Attorney (included on signature page of the registration statement).
Item 9. Undertakings.
     (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) Subsequent Exchange Act Documents. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Princeton, State of New Jersey, on June 27, 2008.

NRG ENERGY, INC.
By:	/s/ David W. Crane
David W. Crane
President and Chief Executive Officer

By:	/s/ Clint Freeland
Clint Freeland
Chief Financial Officer (Principal Financial Officer)

By:	/s/ James J. Ingoldsby
James J. Ingoldsby
Chief Accounting Officer (Principal Accounting Officer)

POWER OF ATTORNEY
               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints David W. Crane, J. Andrew Murphy and Tanuja M. Dehne and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this registration statement on Form S-8, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard E. Cosgrove	Chairman of the Board	June 27, 2008

Howard E. Cosgrove

/s/ David W. Crane	President and	June 27, 2008

David W. Crane	Chief Executive Officer
and Director

/s/ John F. Chlebowski	Director	June 27, 2008

John F. Chlebowski

Signature	Title	Date

/s/ Lawrence S. Coben	Director	June 27, 2008

Lawrence S. Coben

/s/ Stephen L. Cropper	Director	June 27, 2008

Stephen L. Cropper

/s/ William E. Hantke	Director	June 27, 2008

William E. Hantke

/s/ Paul W. Hobby	Director	June 27, 2008

Paul W. Hobby

/s/ Anne C. Schaumburg	Director	June 27, 2008

Anne C. Schaumburg

/s/ Herbert H. Tate	Director	June 27, 2008

Herbert H. Tate

/s/ Thomas H. Weidemeyer	Director	June 27, 2008

Thomas H. Weidemeyer

/s/ Walter R. Young	Director	June 27, 2008

Walter R. Young

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1	Amended and Restated Certificate of Incorporation of NRG Energy, Inc., incorporated by reference to Exhibit 3.1 of NRG Energy, Inc.’s Current Report on Form 8-K filed on May 24, 2005.

3.2	Amended and Restated Bylaws of NRG Energy, Inc., incorporated by reference to Exhibit 3.2 of NRG Energy, Inc.’s Annual Report on Form 10-K filed on February 28, 2008.

4	NRG Energy, Inc. Employee Stock Purchase Plan, incorporated by reference to Appendix A of NRG Energy, Inc.’s Proxy Statement on Schedule 14A filed on April 2, 2008.

5	Opinion of General Counsel.

23.1	Consent of KPMG LLP.

23.2	Consent of General Counsel (contained in Exhibit No. 5).

24	Power of Attorney (included on signature page of the registration statement).